Exhibit 10.1

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of April 25, 2016 (the “Effective Date”) by and between Valeant Pharmaceuticals International, Inc., a Canadian corporation (the “Company”), and Joseph C. Papa, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”).

RECITALS

WHEREAS, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.           Commencement Date; Term; Effect on Other Agreements.

(a)
The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on a date mutually agreed between the parties, not to exceed 30 days following the Effective Date (the “Commencement Date”) and ending on the fifth (5th) anniversary of the Commencement Date. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than one hundred and eighty (180) days prior to the end of the Employment Term as then in effect.

2.           Employment. During the Employment Term:

(a)
Executive shall be employed as Chief Executive Officer of the Company. Executive shall report directly to the Board in his capacity as Chief Executive Officer of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(b)
During the Employment Term the Company shall nominate and re-nominate Executive for election to the Board of Directors of the Company (the “Board”) and Executive shall not receive separate or additional compensation for such service. On the initial election or appointment to the Board, Executive shall be appointed to serve as the Chairman of the Board and shall serve in such position at the pleasure of the Board. At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board if requested to do so by the Company. The preceding sentence shall survive any termination of the Employment Term.

(c)
Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(c), Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Board. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)
Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to, any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(d) shall survive the termination of the Employment Term.

3.           Annual Compensation.

(a)
Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $1,500,000 (“Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.  During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Compensation Committee of the Board (the “Committee”).

(b)	Performance Bonus.

(1)
Subject to the provisions hereof and of sub-paragraph 2, below, for each fiscal year of the Company ending during the Employment Term, commencing with the 2016 fiscal year, Executive shall be eligible to receive a target annual cash bonus of 150% of Base Salary, which for the initial year of the Employment Term will be equal to $2,250,000 (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Target Bonus, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company executives.

(2)	Executive’s Target Bonus for fiscal year 2016 shall be subject to performance by Executive and the Company based 75% on the achievement of financial goals and 25% based on the achievement of strategic initiatives, in each case, as determined by the Committee after consultation with Executive.

4.           Long-Term Incentive Compensation.

(a)
Forfeited Prior Awards. On the later of the Commencement Date and the first day on which the equity grant can be made under applicable securities laws (the “Grant Date”), Executive will receive (i) 373,367 restricted share units (the “Makeup RSUs”) relating the Company’s common shares (“Shares”) under the 2014 Omnibus Incentive Plan (the “Plan”) and (ii) an incentive cash award (the “Makeup Restricted Cash”, and together with the Makeup RSUs, the “Makeup Awards”) equal to $8,000,000, in each case, to compensate Executive for forfeited equity-based compensation from his former employer.  The Makeup RSUs will be granted pursuant to an award agreement attached hereto as Exhibit A and will contain the terms and conditions (including vesting) contained therein.  The Makeup Restricted Cash will vest in full and be paid to Executive within 30 days following the Commencement Date; provided that Executive must repay to the Company the after-tax amount of the Makeup Restricted Cash if Executive voluntarily terminates his employment with the Company without Good Reason or if Executive’s employment with the Company is terminated for Cause, in either event, prior to the first anniversary of the Commencement Date.

(b)
2016 New Hire Award. On the Grant Date, Executive will receive a grant under the Plan of (i) a number of stock options (the “New Hire Options”) with a grant-date fair value equal to $10,000,000 and (ii) 933,416 performance-based restricted stock units (the “New Hire PSUs” and together with the New Hire Options, the “New Hire Awards”).  The New Hire Awards will be granted pursuant to award agreements attached hereto as Exhibit B and Exhibit C and will contain the terms and conditions (including vesting) contained therein.

(c)	Grant Date Fair Value. The grant date fair value of the New Hire Options will be based on the standard valuation metrics as applied by the Committee and the Board.

(d)
Ongoing Grants. In light of the Makeup Awards and the New Hire Awards, Executive understands and agrees that he will not be eligible to receive additional equity grants prior to the fourth anniversary of the Commencement Date of this Agreement; provided that the Committee may elect to grant such awards in its sole and absolute discretion.  Following the fourth anniversary of the Commencement Date, Executive will be eligible to receive equity grants at the sole discretion of the Board or the Committee.

5.           Equity Holding Requirement and Transfer Restrictions.

(a)
Holding Requirement.  Executive shall purchase $5,000,000 worth of Shares by no later than the first anniversary of the Commencement Date (the “Purchased Shares”).  All Purchased Shares shall be subject to the Transfer Restrictions contained in Section 5(b) of this Agreement.

(b)
Transfer Restrictions. Executive shall be subject to the following provisions with respect to the Purchased Shares and the net number of Shares acquired or otherwise held by Executive in respect of the vested Makeup RSUs and the vested New Hire Awards after subtracting any such Shares sold through a broker-assisted cashless exercise to fund, or withheld in payment of, the exercise price or tax withholding obligations applicable to the exercise or settlement of such awards (“Net Shares”).

(1)
General Restrictions. Except as set forth in Section 5(b)(2) below, Executive shall not be permitted to sell, assign, transfer, or otherwise dispose (“Transfer”) of (x) the Purchased Shares until the fourth anniversary of the date on which such shares are purchased, or, if sooner: (A) upon a Change in Control (as defined in the Plan) (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or by Executive for any reason and (y) the Net Shares until the date set forth in the applicable award agreement.

(2)
Permitted Dispositions of Shares. Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Purchased Shares and Net Shares in respect of Outstanding Equity Awards, Executive is permitted to transfer Net Shares and Purchased Shares without penalty under the following circumstances: Executive may contribute Purchased Shares and Net Shares to a limited partnership where all partners are members of Executive’s family (“Family Limited Partnership”) or Grantor Retained Annuity Trust (“GRAT”) or like-vehicle, provided that: the Family Limited Partnership, GRAT or like-vehicle does not allow the Purchased Shares and Net Shares to be surrendered, sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such Purchased Shares or Net Shares, except that Purchased Shares and Net Shares may be assigned or transferred to and owned during the applicable restricted period by any (i) remainder trust(s) into which the trust property passes upon the termination of the “GRAT term” (as such term is defined in the GRAT) and pursuant to the terms of the GRAT (a “Remainder Trust”) or (ii) successor trust to which all of the trust property of a trust is transferred in accordance with applicable law (a “Successor Trust”, and together with any Remainder Trust and the GRAT, each a “Trust”), provided that such Trust shall continue to be bound by the restrictions contained in Section 5(b) of this Agreement during the applicable restricted period;

(3)
Prior to the commencement of any Transfer, Executive and the Company shall mutually agree upon the timing and method of the Transfer. In the event that there shall occur any recapitalization, merger, reorganization, stock split, stock dividend or similar transaction affecting the Company’s capital stock, the term Net Shares (or any similar term used in this Agreement) shall include any shares of stock of the Company, any successor in interest to the Company or any direct or indirect parent of the Company into which the Shares are otherwise converted in connection with such transaction.

(4)	Notwithstanding anything to the contrary herein, Executive shall at all times be required to satisfy the minimum share ownership guidelines established by the Company and in effect from time to time.

(5)	Executive’s obligations pursuant to this Section 5(b) shall survive the termination of the Employment Term.

6.           Other Benefits. During the Employment Term:

(a)
Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

(b)
Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to comparable executive employees of the Company as in effect from time to time, including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company.

No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder and the Company shall be under no obligation to implement or maintain any such plan. The parties agree and acknowledge that Executive may make payments and contributions in certain deferred compensation plans maintained by and through the Company.

(c)	Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company to its senior executives.

(d)
Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by him in connection with the performance of his duties hereunder. Such reimbursement shall in no event occur later than March 15 of the year following the year in which the expenses were incurred.

(e)
Office and Facilities. Executive shall be provided with an appropriate permanent office and with such permanent secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following:

(1)
Executive shall be entitled to annual vacation in accordance with the policies as periodically established for senior executives of the Company, which shall in no event be less than four weeks per year;

(2)
in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as it may in its discretion determine; and

(3)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

(g)	Travel Expenses. Executive shall be able to use the Company aircraft for personal travels, in accordance with, and subject to the requirements of, the Company’s aircraft policies from time to time.

7.           Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.

(b)
Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, and Executive shall be entitled to the benefits provided in Section 9(b) hereof. For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the 2014 Omnibus Incentive Plan.

(c)
Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 8 below) and as evidenced by a resolution adopted in good faith by a majority of the independent members of the Board (excluding Executive), and Executive shall be entitled to the benefits provided in Section 9(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by Executive to perform his duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by Executive of any material covenants to the Company. No action or inaction shall be deemed willful if (x) not demonstrably willful and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company. References in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole.

Without limiting the other rights of the Company under this Section 7, the Company may suspend, without pay, Executive upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered. If such indictment does not result in a conviction, as soon as practicable following such dismissal or verdict, the Company will pay Executive the target bonus amount that Executive would have received for the period during which Executive was suspended without pay (with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which payment would have been made but for the delay) and Executive will receive vesting credit for purposes of Executive’s outstanding equity awards, including the Makeup RSUs and the New Hire Awards.

(d)
Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 8 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in either Section 9(c) hereof, as may be applicable.

(e)
Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(c) hereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in Subsections (1) through (4) below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive. For the avoidance of doubt, Good Reason shall not exist solely due to Executive no longer holding the position of Chairman of the Board.

(1)
Diminution of Responsibility. (A) Any material reduction in Executive’s duties or responsibilities as Chief Executive Officer as in effect immediately prior thereto or (B) removal of Executive from the position of Chief Executive Officer of the Company (or, following a Change in Control or a corporate restructuring, removal from the position of Chief Executive Officer of the ultimate parent company of the resulting entity), except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason;

(2)	Compensation Reduction. Any reduction in Executive’s Base Salary or Target Bonus opportunity;

(3)	Relocation. Any relocation of Executive’s primary place of business that results in an increase of Executive’s one-way commute by fifty (50) miles or more; or

(4)	Company Breach. Any other material breach by the Company of any material provision of this Agreement.

(f)
Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(a) hereof through the last day of such notice period.

8.           Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

9.           Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a)
Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

(1)	reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

(2)
any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(3)	equity and incentive awards, to the extent previously vested, shall be paid or delivered to Executive in accordance with the terms of such awards; and

(4)	any amount or benefit as provided under any benefit plan or program (the foregoing items in Sections 9(a)(1) through 9(a)(4) being collectively referred to as the “Accrued Compensation”).

(b)
Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and Executive shall be entitled to the following benefits:

(1)	The Company shall pay to Executive within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date;

(2)
Notwithstanding anything to the contrary set forth in the applicable award agreement, any unvested portion of the Makeup RSUs or the cash economic equivalent value thereof, whether or not the Grant Date has occurred prior to the Executive’s termination date, will vest and be settled within 30 days following the  termination date; and

(3)
Each other unvested equity award held by Executive at the time of termination shall be governed by the terms of the applicable award agreement (which in the case of the New Hire Awards, shall conform to the terms of Exhibit B and Exhibit C).

(c)
Termination by the Company Without Cause or by Executive for Good Reason or upon the Expiration of the Employment Term. If Executive’s employment by the Company shall be terminated by the Company without Cause, by Executive for Good Reason or by Executive upon the expiration of the Employment Term following a notice of non-renewal of this Agreement by the Company, then, subject to Section 14(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(c).

(1)	The Company shall pay to Executive any Accrued Compensation;

(2)	The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(3)
The Company shall pay to Executive a bonus or incentive award in respect of the fiscal year in which Executive’s termination date occurs in an amount equal to the product of (A) the bonus or incentive award that Executive would have been entitled to receive based on actual achievement against the stated performance objectives through the termination date and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365. Any bonus or incentive award payable to Executive under this subsection (3) shall be paid in a lump sum payment within sixty (60) days following such termination;

(4)
The Company shall pay Executive as severance pay, in lieu of any further compensation for the periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10), equal to two (2) times the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason;

(5)
The Company shall provide Executive with continued coverage through the two year anniversary of the termination date under any health, medical, dental or vision program or policy in which Executive (and his dependents, as applicable) participated in as of the time of his employment termination on terms no less favorable to Executive and his dependents than those applicable to actively employed senior executives of the Company; provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 9(c)(5) (including by providing a lump-sum cash payment equal to the value of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable);

(6)	Notwithstanding anything to the contrary set forth in the applicable award agreement, any unvested portion of the Makeup RSUs or the cash economic equivalent value thereof, whether or not the Grant

Date has occurred as of the Executive’s termination date, will vest and be settled within 30 days following the termination date; and

(7)	Each other unvested equity award held by Executive at the time of termination shall be governed by the terms of the applicable award agreement.

(d)
Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment, except that the benefit continuation described in Section 9(c)(5) may be reduced by the Company to the extent that Executive obtains replacement coverage following the date of termination.

10.           Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

11.           Records and Confidential Data.

(a)	Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company will make available to

Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates.

(b)
Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure. For the avoidance of doubt, nothing in this Section 11(b) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).

(c)
Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will return or destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to each of the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

(d)
For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to (i) information which is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information which is required to be disclosed by law or legal process.

(e)	Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12.           Covenant Not to Solicit and Not to Compete.

(a)
Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its subsidiaries (or any person who was an employee of the Company or any of its subsidiaries during the six-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)
Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company not to engage in Prohibited Activities (as defined below) in any country in which the Company conducts business, or plans to conduct business, during the Employment Term. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology, gastroenterology or ophthalmology; provided, that Prohibited Activities shall not mean (i) Executive’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) Executive serving as a member of a board of directors of a company provided that, for the avoidance of doubt, Executive complies with the obligations set forth in Sections 11 and 12(a) of this Agreement. Executive agrees that the covenants contained in this Section 12(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

(c)
It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(d)	Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13.           Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 11 or 12 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

14.           Former Employer Agreement.

(a)
Except for agreements relating to Executive’s immediately prior employer that Executive disclosed to Company (the “Restrictive Agreements”), Executive represents to Company that Executive is not a party to or bound by any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between Executive and any other person, partnership, corporation, joint venture, association or other entity.  This representation is an express condition to this Agreement and, in the event of a breach of this representation, this Agreement shall be null and void.

(b)
Additionally, if Executive commits a willful material breach of any Restrictive Agreement, such breach shall be a basis for termination under Section 7(c); provided, that, prior to such termination, Executive shall be afforded the opportunity within ten (10) business days of receiving notice of Company’s intent to terminate him under Section 7(c) to address the Board (together with his counsel) regarding such asserted material breach.  Any challenge by Executive to such termination shall be subject to Section 15(h) hereof and the arbitration panel shall consider such termination de novo.

(c)
Subject to Executive’s undertaking to repay any amounts paid pursuant to this Section 14(c) if it is finally determined in an arbitration action described in Section 15(h) hereof that Executive is not entitled to indemnification hereunder, the Company agrees that, subject to Company articles and applicable law, (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, administrative, arbitration, investigative, appellate or other (a “Proceeding”) by Executive’s immediately prior employer, or any affiliate thereof, or (ii) if any claim, demand, request, dispute, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, by such immediate prior employer, or such affiliate, and such Proceeding or Claim results in any material part from Executive’s alleged breach of any Restrictive Agreement, then Company shall (1) defend Executive in such Proceeding and against such Claim, at Company’s expense, and (2) indemnify and hold harmless Executive to the fullest extent permitted by applicable law against any monetary judgments, damages or liabilities incurred by Executive or payments agreed in settlement with Company’s concurrence, (including, without limitation reasonable attorney’s fees to enforce Executive’s rights under this provision); provided, however, that such duty to defend and indemnify excludes any Proceeding or Claim primarily resulting or arising from Executive’s material breach of a Restrictive Agreement or his representations in this Section 14 and that such duty to defend and to indemnify shall cease upon (x) Executive’s rejection of a settlement offer, that does not involve Executive’s termination of employment or payment of any economic damages or other economic sanction, recommended by the Company’s counsel; or (y) Executive’s taking a position adverse to the Company.

15.           Miscellaneous.

(a)	Successors and Assigns.

(1)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(2)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

(3)	This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)
Fees and Expenses. The Company will reimburse Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Agreement and the equity grant agreements referenced herein up to a maximum of $30,000. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)
Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law for actions taken as a director or officer of the Company, as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term.

(e)
Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)
Release of Claims. The termination benefits described in Section 9(c) of this Agreement shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims in the form of Exhibit D hereto within twenty-one days following Executive’s termination date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(d) of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g)
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

(h)
Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 15(h) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 11 or 12 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in or around Morristown, New Jersey unless otherwise mutually agreed. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in his sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive).

(i)
Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(j)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(k)
No Conflicts. Subject to Section 14 hereof, as a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder. In the event that the Company determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities.  Any actions taken by the Company under this Section 15(k) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 7(e) of this Agreement.

(l)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert A. Ingram

Name:	Robert A. Ingram
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Joseph C. Papa

Name:	Joseph C. Papa

Signature Page to Papa Employment Agreement

EXHIBIT A

Valeant Pharmaceuticals International, Inc.
2014 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement
(Restricted Stock Units)

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award in the form of restricted share units (the “Restricted Stock Units” or the “Award”), payable in common shares of the Company (“Common Shares”), covering the number of Common Shares set forth below.  This Award is subject to all of the terms and conditions as set forth herein (the “Award Agreement”) and in the Plan, which is incorporated herein in its entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Participant:	Joseph C. Papa
Date of Grant:
Commencement Date:
Number of Shares Subject to Award:	[_]

The details of your Award are as follows.

1.     Consideration.   Consideration for this Award is satisfied by your services to the Company.

2.     Vesting.

(a)     In General.  Subject to the provisions of the Plan and this Award Agreement (including the provisions of Section 2(b) below), 100% of the Award shall vest on the fourth anniversary of the Commencement Date, provided you are employed through the vesting date.  Settlement of vested Awards shall be pursuant to Section 4 below.

(b)     Potential Accelerated Vesting. Notwithstanding anything to the contrary in Section 2(a), 50% of the Award shall vest on the second anniversary of the Commencement Date if the Additional Individual Goals are achieved prior to or on the second anniversary of the Commencement Date. “Additional Individual Goals” shall mean goals, evaluated in a way that is mutually agreed upon between you and the Company, relating to (i) succession planning, (ii) government relations, (iii) employee relations, (iv) customer relations and (v) shareholder relations.

(c)     Accelerated Vesting upon a Termination. In the event that (i) your employment is terminated (x) by the Company for any reason other than on account of Cause, (y) by you for Good Reason or (z) by the Company due to your death or Disability, then the

Restricted Stock Units will immediately vest and be settled in shares as soon as practicable (but not more than sixty (60) days) thereafter.

3.     Sales Restriction.

(a)     In General.  Following the settlement of the vested Restricted Stock Units subject to your Award in Common Shares pursuant to Section 4 of this Award Agreement, you may not sell, assign, transfer or otherwise dispose of the “Net Shares” (as defined below) transferred to you upon settlement of such vested Restricted Stock Units in Common Shares until four (4) years following the Commencement Date.  Notwithstanding the foregoing, no sales restrictions will apply (i) following a Change of Control (unless immediately following such Change of Control you serve as Chief Executive Officer of the ultimate parent entity resulting from such Change of Control); (ii) upon termination of employment by reason of death or Disability; or (iii) upon termination of employment without Cause or for Good Reason.  You may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such Common Shares until the end of such period, or place legends on stock certificates issued pursuant to the Plan restricting the transfer of such shares until the end of such period.  For purposes of this Award Agreement, the term “Net Shares” shall mean the net number of Common Shares transferred to you upon settlement of the vested Restricted Stock Units after subtracting any such Common Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement.

4.     Distribution of Common Shares.  The Company will deliver to you a number of Common Shares equal to (i) the number of Restricted Stock Units subject to your Award that become vested in accordance with the terms of this Award Agreement,  plus (ii) any Restricted Stock Units resulting from dividend equivalents credited with respect to such Restricted Stock Units in accordance with Section 6 of this Award Agreement, as soon as practicable (but, subject to Section 7(c)(vi) of the Plan regarding blackout restrictions, in any event no later than sixty (60) days) following the date on which such Restricted Stock Units become vested; provided, that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for Cause prior to the date on which the Common Shares are distributed to you, you shall forfeit any right to such distribution of Common Shares.

5.     Number of Shares. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of Restricted Stock Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any Common Shares subject to your Award (including but not limited to stockholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Award Agreement.

2

6.     Common Share Ownership Requirements. You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

7.     Dividend Equivalents.  The bookkeeping account maintained for your Award shall, until the vesting date or termination and cancellation or forfeiture of the Restricted Stock Units pursuant to the terms of this Award Agreement, be allocated additional Restricted Stock Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into additional Common Shares covered by the Restricted Stock Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Restricted Stock Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Restricted Stock Units shall have the same vesting dates and vest in accordance with the same terms as the Restricted Stock Units granted under this Award Agreement.

8.     Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant.  Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of your termination of employment or service with the Company shall be made to you until your termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code.  For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code.  Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of:  (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death.  Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.

9.     Securities Law Compliance. You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and

3

regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

10.     Restrictive Legends. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

11.     Transferability. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Award Agreement.

12.     Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.

13.     Unsecured Obligation. Your Award is unfunded and you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are delivered to you pursuant to Section 4 of this Award Agreement. Upon such delivery, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.     Withholding Obligations. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”).  The Company shall withhold Common Shares with a Market Price (measured as of the date Common Shares are delivered pursuant to Section 4) equal to the amount of such Withholding Taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such other amount as may be permitted by applicable law and accounting standards).

15.     Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by

4

the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.     Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and will not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

17.     Amendment. Nothing in this Award Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Award Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

18.     Miscellaneous.

(a)     The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)     You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)     This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)     All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19.     Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Award Agreement but not in the Plan shall not constitute a conflict and such terms in the Award Agreement shall control. The Committee will

5

have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.

20.     Effect on Other Employee Benefit Plans. The value of the Award subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any affiliate’s employee benefit plans.

21.     Choice of Law. The interpretation, performance and enforcement of this Award Agreement will be governed by the law of the Province of Ontario and the laws of Canada.

22.     Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

6

EXHIBIT B

Valeant Pharmaceuticals International, Inc.
Stock Option Grant agreement
(Nonstatutory Stock Option)
2014 Omnibus Incentive Plan

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to its 2014 Omnibus Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of Common Shares set forth below (the “Award”).  This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control.  For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Optionholder:	Joseph C. Papa
Equity Grant Date:
Commencement Date:
Number of Shares Subject to Option:	[_]
Exercise Price (Per Share):	$
Total Exercise Price:	$
Expiration Date:

Type of Grant:	☒ Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	The option subject to this Award shall vest in accordance with the following vesting schedule, provided that Optionholder is employed on the applicable vesting date:

-- 1/4th of the shares vest on the first anniversary of the Commencement Date.
-- 1/4th of the shares vest on the second anniversary of the Commencement Date.
-- 1/4th of the shares vest on the third anniversary of the Commencement Date.
-- 1/4th of the shares vest on the fourth anniversary of the Commencement Date.

Payment:	By one or a combination of the following methods of payment (described in the Stock Option Agreement):

☒ Cash or check
☒ Bank draft or money order payable to the Company
☒ Pursuant to a Regulation T program (cashless exercise) if the shares are publicly traded
☒ Delivery of already-owned shares if the shares are publicly traded
☒ Net exercise

The details of your option are as follows:

1.     Vesting.

(a)     In General.  Subject to the provisions of the Plan and the limitations contained herein, your option will vest as provided above, provided that vesting will cease upon the termination of your employment, and unvested options will be forfeited (and, in the case of termination for Cause, your vested options will also be forfeited).

(b)     Vesting Acceleration upon Termination.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated (i) by the Company without Cause, (ii) by you for Good Reason or (iii) due to your death or  Disability, then an additional number of Common Shares subject to your option will vest, equal to the number of Common Shares subject to your option scheduled to vest on the next applicable vesting date multiplied by a fraction, the numerator of which is the number of days from the prior vesting date (or, if your termination date occurs during the first year following the Commencement Date, the number of days from the Commencement Date) through the termination date, and the denominator of which is 365.

(c)     Vesting Acceleration Upon a Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated (x) by the Company without Cause or (y) by you for Good Reason, in either case within twelve (12) months following a Change of Control (or during the six month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), then any option that was not cancelled in connection with such Change of Control in exchange for a cash payment will vest on the date of your termination of employment (or on the date of the Change of Control if such termination occurs during the six month period prior to a Change of Control).

2.     Number of Shares and Exercise Price.  The number of Common Shares subject to your option and your exercise price per share referenced above may be adjusted from time to time for capital adjustments.

3.     Method of Payment.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price of your option in cash or by check or in any other manner permitted above, which may include one or more of the following:

(a)     Bank draft or money order payable to the Company.

(b)     Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

2

(c)     Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned Common Shares either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Market Price on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such Common Shares in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d)     By a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issued upon exercise of your option by the largest whole number of Common Shares with a Market Price that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Common Shares to be issued; provided further, however, that Common Shares will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (i) Common Shares are used to pay the exercise price pursuant to the “net exercise,” (ii) Common Shares are delivered to you as a result of such exercise, and (iii) Common Shares are withheld to satisfy tax withholding obligations.

4.     Whole Shares.  You may exercise your option only for whole Common Shares.

5.     Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the Common Shares issuable upon such exercise are then registered under the Securities Act of 1934 as amended (the “Securities Act”) or, if such Common Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.     Term.  You may not exercise your option before it becomes vested and exercisable or after the expiration of its term.  The term of your option commences on the Commencement Date and, except as provided otherwise in Section 7(a) of the Plan, expires upon the earliest of the following:

(a)     the Expiration Date indicated above;

(b)     your termination of employment, in the event your employment is terminated for Cause;

(c)     the Expiration Date indicated above, in the event your employment is terminated due to your death;

3

(d)     twelve (12) months following your termination of employment by the Company without Cause or due to your Disability, by you for Good Reason or upon the expiration of your employment term following a notice of non-renewal of your employment agreement by the Company; or

(e)     three (3) months following your termination of employment for any reason other than those specifically enumerated in this Section 6; provided, however, that (i) if, during any part of the twelve (12) or three (3) month periods set forth in Sections 6(d) or (e), your option is not exercisable solely because of the condition set forth in Section 5, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of twelve (12) or three (3) months after termination of your employment, as applicable.

7.     Exercise.  You may exercise the vested portion of your option during its term by delivering a notice (in a form designated by the Company) together with the exercise price to the Company’s Plan administrator, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

8.     Transferability.

(a)     Restrictions on Transfer.  Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Company’s Board of Directors (the “Board”) may, in its sole discretion, permit you to transfer your option in a manner consistent with applicable tax and securities laws upon your request.

(b)     Domestic Relations Orders.  Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order.

(c)     Beneficiary Designation.  Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9.     Change of Control. Upon the occurrence of a Change of Control, at the election of the Company, your option shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change of Control or in the case of any other event that constitutes a Change of Control, the Market Price of a Common Share on the date such Change of Control occurs (minus the applicable exercise price per Common Share) or (ii) converted into options in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Common Shares at the time of the Change of Control; provided that clause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change of Control is effected.

4

10.     Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment.  In addition, nothing in your option shall obligate the Company, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee for the Company.

11.     Common Share Ownership Requirements. You agree to comply with, and be subject to the terms of, any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

12.     Withholding Obligations.

(a)     At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the exercise of your option.

(b)     The Company shall withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your option a number of whole Common Shares having a Market Price, determined by the Company as of the date of exercise, equal to the minimum amount of tax required to be withheld by law (or such other amount as may be permitted by applicable law and accounting standards).  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

13.     Sales Restriction. Prior to the later of (I) the first anniversary of the date of exercise of a Common Share subject to the option (for each such Common Share, an “Exercise Date”) and (II) the fourth anniversary of the Commencement Date, you may not sell, assign, transfer or otherwise dispose of any of the “Net Shares” (as defined below). In addition, prior to the second anniversary of an Exercise Date, you may not sell, assign, transfer or otherwise dispose of fifty (50) percent of the Net Shares.  Notwithstanding the foregoing, no sales restrictions will apply following a Change of Control (unless immediately following such Change of Control you serve as Chief Executive Officer of the ultimate parent entity resulting from such Change of Control); (ii) upon termination of employment by reason of death or Disability; or (iii) upon termination of employment without Cause or for Good Reason.  You may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such Common Shares until the end of such period, or place legends on share certificates issued pursuant to the Plan restricting the transfer of such shares until the end of such period.  For purposes of this Section 13, the term “Net Shares” shall mean the net number of Common Shares that you acquire upon exercise of the option after subtracting any such Common

5

Shares sold or withheld by the Company in payment of the exercise price or tax withholding obligations applicable to such exercise.

14.     Notices.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon your receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.     Headings.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16.     Amendment.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your option.  Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

17.     Miscellaneous.

(a)     The rights and obligations of the Company under your option shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)     You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option and fully understand all provisions of your option.

(d)     This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)     All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

18.     Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated

6

and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.  The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19.     Effect on Other Employee Benefit Plans.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s employee benefit plans.

20.     Choice of Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada.

21.     Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

7

EXHIBIT C

Valeant Pharmaceuticals International, Inc.
Share Unit Grant Agreement (Performance Vesting)
(Performance Restricted Share Units)
(2014 Omnibus Incentive Plan)

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to Section 7(c)(v) of the Company’s 2014 Omnibus Incentive Plan (including the Addendum thereto) (the “Plan”), hereby awards to you a Share Unit in the amount set forth below convertible into Common Shares in accordance with the terms set forth herein (the “Award”).  This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control.  For avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:	Joseph C. Papa
Equity Grant Date:
Commencement Date:
Number of Share Units Subject to Award:	[●]

The details of your Award are as follows.

1.     Consideration.  Consideration for this Award is satisfied by your services to the Company.

2.     Vesting.

(a)     In General. Subject to the provisions of the Plan and the acceleration provisions contained herein, your Award will vest as follows, provided that vesting will cease upon termination of your employment.  Any Share Units that did not become vested prior to your termination of employment or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your termination of employment.  The Share Units subject to this Award shall vest in accordance with the following performance thresholds, provided that your employment continues until the vesting date:

(i)	If on the Measurement Date, the Adjusted Share Price:

(A) equals or exceeds $60, then Participant will be entitled to receive a number of Common Shares equal to 25% of the number of Share Units subject to the Award;

(B) equals or exceeds $90, then Participant will be entitled to receive a number of Common Shares equal to 50% of the number of Share Units subject to the Award;

(C) equals or exceeds $120, then Participant will be entitled to receive a number of Common Shares equal to 75% of the number of Share Units subject to the Award;

(D) equals or exceeds $150, then Participant will be entitled to receive a number of Common Shares equal to 100% of the number of Share Units subject to the Award;

(E) equals or exceeds $180, then Participant will be entitled to receive a number of Common Shares equal to 125% of the number of Share Units subject to the Award;

(F) equals or exceeds $210, then Participant will be entitled to receive a number of Common Shares equal to 150% of the number of Share Units subject to the Award;

(G) equals or exceeds $240, then Participant will be entitled to receive a number of Common Shares equal to 175% of the number of Share Units subject to the Award;

(H) equals or exceeds $270, then Participant will be entitled to receive a number of Common Shares equal to 200% of the number of Share Units subject to the Award;

provided, that to receive any Common Shares pursuant to this clause the Participant must remain employed by the Company through the applicable vesting date.

(ii)	Interpolation

If the Adjusted Share Price on the Measurement Date is between $60 and $90, $90 and $120, $120 and $150, $150 and $180, $180 and $210, $210 and $240 or $240 and $270, Participant shall vest in a number of Share Units that is the mathematical linear interpolation between the number of Share Units which would vest at defined ends of the applicable spectrum.

(iii)	Relative TSR Cap

Notwithstanding anything set forth in clause (i), if the Company’s TSR for the period between the Commencement Date and the Measurement Date (the “Performance Period”) is below the 50th percentile ranking of the TSR for the Share Unit Peer Group, the Participant will receive no more than the number of Common Shares equal to 100% of the Share Units subject to the Award.

(iv)	Forfeiture

Any Share Units that are not vested as of the Measurement Date shall be immediately forfeited.

(v)	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(A)  “Adjusted Share Price” means the sum of (x) the average of the closing prices of the common shares during the 90 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (y) the aggregate value of any dividends paid  on Common Shares over the Performance Period.

2

(B)  “Measurement Date” means the date that is four years from the Commencement Date.

(C)  “TSR” means total shareholder return as applied a company, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the company) during the Performance Period.  For purposes of computing TSR, the stock price at the beginning of the Performance Period will be the Market Price on the first day of the Performance Period, and the stock price at the end of the Performance Period will be the Adjusted Share Price on the last day of the Performance Period.

(D)  “Share Unit Peer Group” shall be the companies that constitute the [NYSE ARCA PHARMACEUTICAL INDEX (^DRG)] as of the Measurement Date.

(b)     Vesting Acceleration in Event of Termination.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that (i) your employment is terminated by the Company without Cause, (ii) you terminate your employment for Good Reason or (iii) your employment is terminated by the Company due to your death or Disability, the Share Units will vest in a manner consistent with the thresholds (including the Relative TSR Cap) described in Section 2(a) of this Agreement, except that (I) the Performance Period will be shortened such that the Measurement Date will be your termination date and (II) only in the event that the Adjusted Share Price on your termination date exceeds the Market Price on the Commencement Date, the performance will be calculated as if the Adjusted Share Price on the date of your termination been equal to the Adjusted Share Price necessary to attain the next highest performance threshold set out in Sections 2(a)(i)(A)-(H); provided, however, that in the event you are entitled to benefits pursuant to this Section 2(b), only a pro rata portion of such calculated Share Units will vest upon termination based on a fraction, the numerator of which is the number of days from the Commencement Date through the termination date, and the denominator of which is the number of days from the Commencement Date through the fourth anniversary of the Commencement Date.

(c)     Treatment of Share Units in Event of Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that the Share Units are assumed or substituted in connection with a Change of Control, (1) the number of Share Units will be adjusted in accordance with Section 6(e) of the Plan, and (2) in the case of a termination of employment by the Company without Cause or by you for Good Reason within the twelve (12) month period following a Change of Control (or during the six month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), the Share Units will vest in a manner consistent with the vesting thresholds (including the Relative TSR Cap) described in Section 2(a) of this Agreement, except that the Performance Period will be shortened such that the Measurement Date will be your termination date (or, if such termination occurs during the six-month period prior to a Change of Control, the Measurement Date will be the date of the Change of Control). If the Share Units are not assumed or substituted in connection with the Change of Control, the Share Units will be treated in the manner described in clause (2) above (including the proration in the proviso thereto), treating, for this purpose only, the date of the Change of Control as the date on which termination of employment occurs.

3.     Common Share Ownership Requirements.  You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

3

4.     Distribution of Common Shares.  The Company will deliver to you a number of Common Shares vested in accordance with the provisions of Section 2(a) as soon as practicable after the Measurement Date, but in any event no later than sixty (60) days after such date (the “Settlement Date”).

5.     Sales Restriction.

(a)     In General. Prior to the first anniversary of the Settlement Date you may not sell, assign, transfer or otherwise dispose of any of the “Net Shares” (as defined below). Prior to the second anniversary of the Settlement Date, you may not sell, assign, transfer or otherwise dispose of fifty (50) percent of the Net Shares. Notwithstanding the foregoing, no sales restrictions will apply (i) following a Change of Control (unless immediately following such Change of Control you serve as Chief Executive Officer of the ultimate parent entity resulting from such Change of Control); (ii) upon termination of employment by reason of death or Disability; or (iii) upon termination of employment without Cause or for Good Reason.  You may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such Common Shares until the end of such period, or place legends on share certificates issued pursuant to the Plan restricting the transfer of such shares until the end of such period.  For purposes of this Section 5, the term “Net Shares” shall mean the net number of Common Shares transferred to you upon settlement of the vested Share Units after subtracting any such Common Shares sold or withheld by the Company in payment of tax withholding obligations applicable to such settlement.

6.     Number of Shares.   The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan.  The Company will establish a bookkeeping account to reflect the number of Share Units standing to your credit from time to time.  However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Agreement.

7.     Dividend Equivalents.  The bookkeeping account maintained for the Award granted pursuant to this Agreement shall, until the vesting date or termination and cancellation or forfeiture of the Share Units pursuant to the terms of the Plan, be allocated additional Share Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into additional Common Shares covered by the Share Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Share Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Share Units shall have the same vesting dates and vest in accordance with the same terms as the Share Units granted under this Agreement.

8.     Compliance with Section 409A of the Internal Revenue Code.  This Agreement is intended to comply with the requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall in all respects be administered and interpreted in accordance with such requirements.  Notwithstanding any provision in this Agreement to the contrary, settlement of vested Share Units to Common Shares may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code.  Settlement and delivery of Common Shares on account of a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code and, if you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company in accordance with the requirements of section 409A of the Code) at the time of your separation from service, in no event may settlement and delivery of Common Shares on account of your separation from service occur prior to the

4

date which is six months following your separation from service.  In no event may you designate the calendar year of settlement and delivery of Common Shares.

9.     Securities Law Compliance.  You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act of 1934 as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

10.     Restrictive Legends.  The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

11.     Transferability.  Your Award is not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Agreement.

12.     Award Not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or on the part of the Company to continue such service.  In addition, nothing in your Award will obligate the Company, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company.

13.     Unsecured Obligation.  Your Award is unfunded, and as a holder of a vested Share Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement.  You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 4 of this Agreement.  Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.     Withholding Obligations.  On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your Award (the “Withholding Taxes”).  The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of those Common Shares with an aggregate Market Price (defined as in Section 3 of the Plan but measured as of the delivery date) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding tax rates (or such other amount as may be permitted by applicable law and accounting standards), and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.

15.     Notices.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to

5

you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.     Headings.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

17.     Amendment.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.  Without limiting the foregoing, the Company’s Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

18.     Miscellaneous.

(a)     The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)     You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)     This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)     All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19.     Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, that Section 4 of this Agreement will govern the timing of any distribution of Common Shares under your Award.  The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

6

20.     Effect on Other Employee Benefit Plans.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.

21.     Choice of Law.  The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada.

22.     Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

7

EXHIBIT D

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this [ ] day of , [ ], 201_, by and between Joseph C. Papa (“Executive”) and Valeant Pharmaceuticals International, Inc. (the “Company”).

FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company entered into on [DATE], 2014, (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed, under the Section 9(c) of the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or articles, or pursuant to the Employment Agreement; (c) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (d) Executive’s ability to bring appropriate proceedings to enforce the Release, or (e) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any

1

action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: ______________________. The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied. The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release. The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

The Release shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

2

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

JOSEPH C. PAPA	VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Signature Page to Papa Release Agreement